Exhibit 99.1

Press Release

	Contacts:	Mel Payne, Chairman & CEO
Joe Saporito, CFO
Carriage Services, Inc.
FOR IMMEDIATE RELEASE		713-332-8400

Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600

CARRIAGE SERVICES REPORTS THIRD QUARTER RESULTS

October 27, 2004 – HOUSTON – Carriage Services, Inc. (NYSE: CSV) today reported financial results for the three- and nine-month periods ended September 30, 2004.  Results for the third quarter 2004 versus management’s previous estimates were as follows:

•      Revenues of $36.0 million compared to previous estimate of $35 to $37 million

•      EBITDA of $7.9 million compared to previous estimate of $7 to $9 million

•      Diluted EPS of $0.06 compared to earnings of $0.05 per share for third quarter of 2003

•      Earnings from continuing operations of $0.03 per share compared to previous estimates of $0.03 to $0.06 and compared to $0.04 for third quarter of 2003

•      Reconciliations of EBITDA and other non-GAAP financial measures are located at the end of this press release

“We are pleased with our progress in the third quarter toward executing our new funeral operating model,” stated Melvin C. Payne, Chairman and Chief Executive Officer. “We are focused on the key drivers of success, i.e., growing market share and attracting and developing high quality people that will create immediate value for our client families and long-term value for our shareholders. Our earnings of $0.03 per share from continuing operations for the third quarter of 2004 were at the low end of our previous estimates. However, our results were impacted by two significant events during the quarter: our decision to change vendors for a new cemetery accounting system, which resulted in writing off capitalized costs totaling $0.5 million, and property damage resulting from the recent hurricanes in Florida, which resulted in $0.3 million for uninsured losses. Together, these events reduced earnings per share from continuing operations for the third quarter of 2004 by $0.03.”

Carriage reported diluted EPS of $0.06 which consisted of earnings from continuing operations of $0.03 and gains of approximately $1.0 million, equal to $0.03 per diluted share, primarily from the sales of two funeral home businesses. Carriage generated free cash flow of $1.6 million and, which together with cash proceeds of $2.9 million from sales of assets, enabled us to reduce senior debt by $5.0 million during the third quarter of 2004. Carriage defines free cash flow as cash provided by operating activities, including the benefit of deferring interest payments on the convertible junior subordinated debentures, less all capital expenditures. Carriage’s senior debt, which excludes the outstanding convertible junior subordinated debentures that are payable to the Company’s affiliated trust, totaled $116.3 million at September 30, 2004, compared to $135.5 million at December 31, 2003, a reduction of 14.2 percent.

On a year-to-date basis, earnings from continuing operations totaled $0.28 per diluted share compared to $0.26 per diluted share for the nine months ended September 30, 2003. Net income, which includes the effect of discontinued operations, totaled $0.21 per diluted share compared to $0.29 per diluted share for the nine months ended September 30, 2003. A significant portion of the decrease is attributable to impairment charges of $3.1 million recorded in the second quarter of 2004, equal to $0.12 per diluted share, net of the gain referred to in the previous paragraph.

Funeral Operations

Key indicators and financial results for Carriage’s funeral operations for the third quarter of 2004 when compared to the same period last year are as follows:

•      Funeral revenues increased 1.2 percent from $26.3 million to $26.6 million

•      Same store funeral revenues increased 1.1 percent from $26.1 million to $26.4 million

•      Same store funeral contracts decreased 2.5 percent from 5,519 to 5,382

•      Same store average revenue per contract increased 3.7 percent from $4,734 to $4,908

•      Funeral gross profit improved 2.1 percent from $6.0 million to $6.1 million

“We made progress during the third quarter of 2004 executing our new funeral model as evidenced by the strong 3.7 percent increase in our same store average revenue per contract. While not necessarily indicative of our markets, we understand the death rate as reported by the

Center for Disease Control decreased 2.3 percent compared to the third quarter of 2003. We expect seasonal variations in the death rate; and our strategies to grow market share should positively impact our longer term results,” stated Mr. Payne.

Cremation services represented 31.0 percent of the number of funeral services performed during the third quarter of 2004 compared to 30.1 percent in the third quarter of 2003. The average revenue of the burial contracts increased 4.8 percent to $6,549 while the average revenue for the cremation contracts increased 3.5 percent to $2,398. The change in burial versus cremation mix reduced revenues by $0.2 million.

Our gross profit for the third quarter of 2004 increased 2.8 percent compared to the prior year quarter because our operating costs increases were nominal and we achieved positive operating leverage.

On a year-to-date basis, funeral revenues increased 1.9 percent and same-store revenue increased 2.4 percent, comprised of a volume decline of 0.1 percent and an increase in the average per contract of 2.5 percent. Funeral gross margin has increased slightly to 25.8 percent on the strength of higher revenues.

Cemetery Operations

Key indicators for Carriage’s cemetery operations and financial results for the third quarter when compared to the same period last year are as follows:

•      Cemetery revenues increased 6.4 percent, from $8.8 million to $9.4 million

•      The number of preneed contracts written increased 4.7 percent to 2,080

•      Average revenue per preneed contract written increased 3.5 percent to $2,631 and the average preneed property rights increased 18.5 percent to $1,828

•      The number of interments performed decreased 5.1 percent to 2,228 and the average revenue per interment increased 13.7 percent to $1,200

•      Cemetery gross profit increased 0.6 percent to $2.0 million

“I am pleased with the revenue growth in our cemetery operations in the third quarter,” stated Mr. Payne. We achieved increases in revenues in both sectors of the business, at-need and preneed. Our performance was particularly good when you consider that revenue in the prior year quarter benefited by $0.5 million of previously sold but unrecognized entombment rights upon completion of mausoleum construction, and we had no such events in the current quarter.”

Financial revenues (trust earnings and finance charges on the installment contracts) decreased $0.1 million compared to the third quarter of the prior year, in part due to lower earnings on the perpetual care trust funds. Cemetery gross margin percentage declined by 130 basis points to 21.6 percent because our product revenue mix changed to a higher proportion of merchandise and services, increased sales resulted in a higher provision for bad debts and sales discounts and higher property taxes.

On a year-to-date basis, cemetery revenues increased 10.5 percent and cemetery gross margin decreased 290 basis points to 23.3 percent primarily because of higher sales discounts, bad debts and property taxes.

Other

General and administrative expenses increased $204,000 compared to the third quarter of 2003 primarily because of professional fees related to compliance with the Sarbanes-Oxley Act of 2002 and higher insurance costs.

Interest expense declined $173,000, or 4.0 percent, compared to the prior year quarter. While the debt outstanding has decreased by approximately $23.4 million, or 16.8 percent, since the third quarter of 2003, we are not reporting as significant a decrease in interest expense because the current year period is negatively impacted by higher loan fees and compound interest on the deferred distributions of the convertible junior subordinated debentures.

Included in Other expense (income) in the current year quarter is a pre-tax charge of $495,000 to write-off capitalized costs of a cemetery accounting system development project that the Company terminated. During the quarter, management decided to implement a cemetery accounting system from another vendor. The remainder of the category consists principally of a gain on the sale of a tract of real estate.

Debt

As of September 30, 2004, the Company’s outstanding debt consisted of $116.3 million of senior debt and $93.8 million of junior subordinated debentures plus deferred distributions to an affiliate trust. A component of the Company’s senior debt is the $45 million revolving credit facility, under which the Company had additional borrowing capacity of $15.3 million at September 30, 2004.

One of the key metrics that Carriage and its lenders monitor is the Company’s senior debt-to-EBITDA ratio, which is a measure of a company’s debt burden relative to earnings available for debt service. For purposes of calculating the ratio, the senior lenders do not include the convertible junior subordinated debentures payable to an affiliated trust as debt. Carriage’s debt-to-EBITDA ratio declined from 3.44 at year end 2003 to 3.06 at September 30, 2004, an 11 percent decrease, demonstrating an improving credit profile.

Outlook

For the fourth quarter of 2004, Carriage expects revenues to range between $36 million and $39 million, EBITDA to range between $9 million and $11 million, and diluted earnings from continuing operations to range between $0.09 and $0.12 per share. Carriage confirms its previous estimates for revenues for the full year 2004 to range between $150 million and $154 million and EBITDA to range between $39 million and $41 million. The Company has narrowed the range of its estimate for earnings from continuing operations to range between $0.38 and $0.41 per share and has raised the estimate for free cash flow to a range of $16 million to $18 million. Carriage is also raising its estimates for reducing its senior debt to within a lower range of $110 to $112 million at year-end 2004. The estimates for free cash flow and debt reduction increased and the estimate for full year earnings decreased based on actual experience through September 2004.

Third Quarter Conference Call Information

Carriage Services has scheduled a conference call tomorrow, October 28, 2004 at 10:30 a.m. eastern time. To participate in the call, dial 303-275-2170 at least ten minutes before the conference call begins and ask for the Carriage Services conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until November 4, 2004.  To access the replay, dial 303-590-3000 and enter the pass code 11011934.

Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the Internet by visiting http://www.carriageservices.com. To listen to the live call on the web, please visit the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call.  For more information, please contact Karen Roan at DRG&E at (713) 529-6600 or email kcroan@drg-e.com.

Carriage Services is the fourth largest publicly traded death care company. As of October 27, 2004, Carriage operates 136 funeral homes and 30 cemeteries in 28 states.

Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under “Forward-Looking Statements and Cautionary Statements” in the Company’s Annual Report and Form 10-K for the year ended December 31, 2003, could cause the Company’s results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company.  The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company.  A copy of the Company’s Form 10-K, and other Carriage Services information and news releases, are available at www.carriageservices.com.

-Tables to follow-

CARRIAGE SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	09/30/03	09/30/04	09/30/03	09/30/04
Funeral revenues	$26,267	$26,582	$83,430	$85,055
Funeral costs and expenses	20,293	20,481	62,096	63,113
Funeral gross profit	5,974	6,101	21,334	21,942
Funeral gross margin	22.7%	23.0%	25.6%	25.8%

Cemetery revenues	8,818	9,385	26,335	29,087
Cemetery costs and expenses	6,800	7,354	19,437	22,304
Cemetery gross profit	2,018	2,031	6,898	6,783
Cemetery gross margin	22.9%	21.6%	26.2%	23.3%

Total revenues	35,085	35,967	109,765	114,142
Total costs and expenses	27,093	27,835	81,533	85,417
Total gross profit	7,992	8,132	28,232	28,725
Total gross margin	22.7%	22.6%	25.7%	25.2%

General and administrative expenses	2,544	2,748	7,488	7,976

Operating income	5,448	5,384	20,744	20,749
Operating margin	15.5%	15.0%	18.9%	18.2%

Interest expense	4,348	4,178	13,358	12,959
Other expense (income)	33	423	(35)	(468)
Total interest expense and other	4,381	4,601	13,323	12,491

Income before income taxes from continuing operations	1,067	783	7,421	8,258

Provision for income taxes	400	294	2,783	3,096

Net income from continuing operations	667	489	4,638	5,162

Discontinued operations:
Operating income from discontinued operations	27	29	396	289
Gain (loss) on sales and (impairments) of discontinued operations	259	1,039	499	(2,010)
Income tax provision (benefit)	107	400	335	(310)
Income (loss) from discontinued operations	179	668	560	(1,411)

Net income	$846	$1,157	$5,198	$3,751

Basic earnings (loss) per share:
Continuing operations	$0.04	$0.03	$0.27	$0.29
Discontinued operations	$0.01	$0.03	$0.03	$(0.08)
Net income	$0.05	$0.06	$0.30	$0.21

Diluted earnings (loss) per share:
Continuing operations	$0.04	$0.03	$0.26	$0.28
Discontinued operations	$0.01	$0.03	$0.03	$(0.07)
Net income	$0.05	$0.06	$0.29	$0.21

Weighted average number of common shares outstanding:
Basic	17,496	17,834	17,409	17,751
Diluted	17,832	18,281	17,752	18,226

CARRIAGE SERVICES, INC.

Selected Financial Data

September 30, 2004

(unaudited)

Selected Balance Sheet Data:	12/31/03	9/30/04

Total Senior Debt	135,479	116,334
Convertible junior subordinated debenture	93,750	93,750
Deferred interest on convertible junior subordinated debenture	3,876	9,092

Days sales in funeral accounts receivable	25.3	23.7
Debt to total capitalization (a)	40.8%	36.3%
Debt to EBITDA (rolling twelve months) (a)	3.44	3.06

(a)    -          Debt does not include the convertible junior subordinated debentures for this calculation.

Reconciliation of Non-GAAP Financial Measures

	Three months ended 9/30/04	Nine months ended 9/30/04

Cash provided by operating activities	$2,865	$17,173
Less capital expenditures	(1,280)	(3,510)
Free cash flow	$1,585	$13,663

Income before income taxes from continuing operations	$783	$8,258
Operating income from discontinued businesses	29	289
Interest expense	4,175	12,951
Depreciation and amortization	2,880	9,046
EBITDA	$7,867	$30,544